Exhibit 10.49
CONSTRUCTION LOAN AGREEMENT
WACHOVIA BANK, NATIONAL ASSOCIATION,
401 South Tryon Street, 2nd Floor
Mail Code NC1193
Charlotte, North Carolina 28288-1193
Attn: Real Estate Financial Services
(Hereinafter referred to as “Lender”)
CAMPUS CREST GROUP, LLC and EACH SPE BORROWER
SET FORTH UNDER SCHEDULE I ATTACHED HERETO
2100 Rexford Road
Suite 414
Charlotte, NC 28211
(Hereinafter referred to individually and collectively as “Borrower”)
This CONSTRUCTION LOAN AGREEMENT is dated November 18, 2008 (together with any amendments or modifications hereto in effect from time to time, the “Agreement”), by, between and among Lender, Borrower and the other Loan Parties (as hereinafter defined and including each and every one of the Guarantors of the Loan).
Lender has agreed to extend a $47,068,000.00 senior secured non-revolving construction line of credit (the “Construction Loan”) to Borrower. Borrower has agreed to accept the Construction Loan proceeds in the aggregate principal amount of $47,068,000.00, on the terms and conditions set forth herein. The Construction Loan shall be evidenced by the Note.
This Agreement applies to the Construction Loan evidenced by the Note and the L/C Facility (hereinafter defined). As used in this Agreement, and in any other Loan Document (unless otherwise specified therein), terms shall have the meanings set forth on Exhibit A hereto, and in accordance with the provisions set forth therein.
Relying upon the covenants, agreements, representations and warranties contained in this Agreement, Lender is willing to extend credit to Borrower upon the terms and subject to the conditions set forth herein, and Lender and Borrower agree as follows:
CONSTRUCTION LOAN. Lender will make a construction loan in the principal amount of FORTY SEVEN MILLION SIXTY EIGHT THOUSAND AND NO/100 DOLLARS ($47,068,000.00) to Borrower. The Construction Loan proceeds are to be used by Borrower solely to finance the land acquisition or leasehold estate and construction of certain multifamily housing projects (upon satisfaction of the Project Requirements, each proposed multifamily housing project listed on Schedule II attached hereto shall be deemed a “Project” hereunder) upon the lands described in each Security Instrument (the “Property”) in accordance with the plans and specifications approved by Lender (as same may be modified from time to time with the written approval of Lender, the “Plans and Specifications”). A ground leasehold interest in a Project site pursuant to a ground lease in form and content approved by Lender of a Project site shall qualify as Property.
TERM OF CONSTRUCTION LOAN; OPTION TO EXTEND. The entire outstanding principal balance of the Construction Loan plus all accrued but unpaid interest shall be due and payable in full on May 15, 2011 (the “Maturity Date”). Provided, however, Borrower shall have the option to extend the Maturity Date for a period of 12 months until May 15, 2012 on the conditions that: (i) Borrower is not in Default under this Agreement, the Note or any other Loan Document and no event has occurred which, with the passage of time or the giving of notice, could constitute a Default under this Agreement, the Note or any other Loan Document; (ii) certificates of occupancy for all buildings in all Projects have been issued and the Leases for all Projects must provide sufficient net operating income from all the Projects to provide not less than a 1.20:1 debt service coverage ratio for all the Projects collectively where debt service is computed using the outstanding principal amount of the Loan, an assumed 25 year amortization and an assumed interest rate per annum of the greater of (a) 7%, or (b) the 10 year U.S. Treasury yield, plus 200 basis points and the 10 year swap spread, all as determined by Lender; and (iii) payment by Borrower to Lender of an extension fee equal to 0.20% of the outstanding principal balance of the Construction Loan. Borrower must give Lender written notice of its election to extend the Maturity Date not less than ninety (90) days prior to the Maturity Date.
CONSTRUCTION LOAN TERMS. The following terms apply to each Project: Construction Budget. Subject to compliance by Borrower with the terms and conditions of this Agreement, Lender shall make advances of the Construction Loan to Borrower for hard construction costs incurred by Borrower in connection with the construction of the Project (“Hard Costs”) and for all other costs, other than Hard Costs, incurred by Borrower in connection with the Construction Loan, the acquisition of the Property and the construction of the Projects, including advances for interest payments due under the terms of the Note (“Soft Costs”), in accordance with the sources and uses statement provided to Lender (as same may be revised from time to time with the written approval of Lender, the “Construction Budget”); provided, however, that (i) in no event shall Lender be obligated to make disbursements of the Construction Loan in excess of Verified Project Costs (as hereafter defined), subject to Lender’s obligation to make disbursements for Retainage, as hereinafter provided, and (ii) subject to the immediately succeeding sentence, in no event shall the maximum principal amount advanced under the Construction Loan for a specific Project exceed the amount of the Project Tranche (defined hereinafter) assigned by Lender to each Project financed by the Construction Loan as based on a Lender approved Project Budget (such amount for each specific Project being the “Project Tranche” for such specific Project). The individual Project Tranches may be increased or decreased by up to $250,000.00 in the aggregate after closing as requested by Borrower and approved by Lender subject to offsetting changes in Construction Budgets as approved by Lender; provided, however, in no event shall the total outstanding amount of the Construction Loan exceed the lesser of (i) seventy percent (70.0%) of the as-stabilized appraised value of all the Projects, including the value of the underlying real estate, or (ii) eighty percent (80.0%) of all the development costs as shown on the then current Construction Budgets for all the Projects, in the aggregate. Verified Project Costs. As used in this Agreement, “Verified Project Costs” means the aggregate, from time to time, of (i) Soft Costs actually incurred by Borrower and approved for funding by Lender in accordance with the applicable Construction Budget, and (ii) Hard Costs actually incurred by Borrower for work in place as part of the applicable Project, as certified by Lender’s Inspector (as hereinafter defined) pursuant to the provisions of this Agreement, minus the Retainage. Equity Requirement. Prior to the initial Construction Loan advance for a Project, Borrower shall invest into the Project the Equity Requirement as set forth in the Construction Budget for such Project Tranche or such other amount as otherwise approved in writing by Lender, it being understood that the Property (including a ground leasehold interest pursuant to a ground lease in form and content approved by Lender) will be contributed as a portion of the equity in partial satisfaction of this requirement (“Equity Requirement”). In no event shall any single Project have less than twenty percent (20%) equity invested by Borrower as determined by Lender. If at any time Lender and Lender’s Inspector determine in their sole discretion that based on revised or actual costs for the Project additional equity is required, Lender may, prior to any further Construction Loan advances, require that additional funds be invested in the Project by Borrower to satisfy the Equity Requirement. The Equity Requirement shall remain invested in the Project and Borrower agrees that no portion of the Equity Requirement will be reimbursed directly or indirectly without Lender’s prior written consent. Notwithstanding the foregoing, if, after completion of a Project for which additional equity was injected by Borrower hereunder, the final Project Budget for such Project exceeds Borrower’s final costs in completing the Project (any such difference being referred to herein as “Final Project Savings”), Lender may, in Lender’s sole and absolute discretion, advance to Borrower an amount equal to the lesser of (i) the remaining unadvanced proceeds under the applicable Project Tranche, (ii) the amount of additional equity contributed toward the Project by Borrower and (iii) the amount of Final Project Savings for such Project. Retainage. Lender shall retain from each advance of Construction Loan proceeds an amount equal to the greater of (i) 5.0% of Hard Costs actually incurred by Borrower for work in place as part of the Project, as certified from time to time by Lender’s Inspector, or (ii) the amount actually held back by Borrower from the general contractor and each subcontractor and shall not be released until the Project is completed as evidenced by satisfaction of all of the conditions set forth in the Final Advance Section. Deficiency in Loan Amount. If at any time it appears that the actual cost to complete construction of the Project, in the sole opinion of Lender or Lender’s Inspector, exceeds the undisbursed balance of the Construction Loan for such Project (the amount by which such cost exceeds the Construction Loan balance hereinafter referred to as the “Deficiency”), Lender may require Borrower to deposit with Lender (and Borrower shall deposit within 7 days after written notice from Lender) funds in the amount of the Deficiency (“Deficiency Deposit”). At Lender’s option, no further Construction Loan advances shall be made until Borrower has fully complied with this requirement. All such deposited funds shall be additional security for the Obligations. Lender shall use the Deficiency Deposit to pay costs to complete construction of the Project. Notwithstanding the foregoing, if, after completion of a Project for which additional equity was injected by Borrower hereunder, the final Project Budget for such Project exceeds Borrower’s final costs in completing the Project (any such difference being referred to herein as “Final Project Savings”), Lender may, in its sole and absolute discretion, advance to Borrower an amount equal to the lesser of (i) the remaining unadvanced proceeds under the applicable Project Tranche, (ii) the amount of additional equity contributed toward the Project by Borrower and (iii) the amount of Final Project Savings for such Project Contingency Reserve. Advances from that portion of the Construction Loan proceeds allocated to Contingency (the “Contingency Reserve”) on the Construction Budget may be disbursed in Lender’s sole and absolute discretion for payment of Hard Costs or Soft Costs as documented by paid receipts and otherwise as provided herein. Funding for Stored Materials. Lender shall not be required to make disbursements of the Construction Loan for costs incurred by Borrower with respect to materials stored on or off the Property unless Lender shall, in its sole discretion, deem it advisable to do so. If Lender elects to authorize a disbursement for stored materials, all stored materials must be incorporated into the Project within 45 days of Borrower’s Request for Advance (as hereinafter defined) regarding such materials, and the following conditions shall apply: (i) copies of all invoices related to such stored materials and a stored material inventory sheet shall be submitted with the Request for Advance; (ii) with respect to materials stored on the Property, such materials shall be adequately secured, as determined by Lender’s Inspector; and (iii) with respect to materials stored off the Property, such materials must be (A) adequately stored at a bonded warehouse, (B) insured under an Inland Marine Policy naming Lender as an additional insured, (C) subject to a first priority lien held by Lender, and (D) subject to inspection by Lender’s Inspector. Lender may impose such additional conditions and requirements as it deems appropriate in its sole discretion. Notwithstanding the foregoing, Lender and Borrower have made agreements regarding the purchase of furniture, lumber, sheathing, trusses, HVAC equipment and plumbing supplies, all of which may be stored onsite or offsite to the satisfaction of Lender. Lender’s Inspector. Lender shall have the right to retain an inspector (“Lender’s Inspector”) to review and advise Lender with respect to all Plans and Specifications, construction, architectural and other design professional contracts, change orders, governmental permits and approvals, and other matters related to the design, construction, operation and use of each Project, to monitor the progress of construction and to review on behalf of Lender all requests for Construction Loan advances submitted by Borrower. The reasonable fees and expenses of Lender’s Inspector, whether internal or external, shall be paid by Borrower, including, without limitation, the Plan and Cost Review fees set forth on Schedule III attached hereto, which shall be due and payable at closing, and the Monthly Inspection Fee for the Project set forth on Schedule III which shall be paid monthly by Borrower. Borrower acknowledges that (i) Lender’s Inspector has been retained by Lender to act as a consultant, and only as a consultant, to Lender in connection with the construction of the Project, and Lender’s Inspector may be an employee of Lender, (ii) Lender’s Inspector shall in no event have any power or authority to make any decision or to give any approval or consent or to do any other thing which is binding upon Lender, and any such purported decision, approval, consent or act by Lender’s Inspector on behalf of Lender shall be void and of no force or effect; provided, however that if Lender’s Inspector is also the loan officer for the Construction Loan with Lender, Lender may agree to such power or authority acting solely in the employee’s capacity as loan officer for the Lender, (iii) Lender reserves the right to make any and all decisions required to be made by Lender under this Agreement, in its sole and absolute discretion, and without in any instance being bound or limited in any manner whatsoever by any opinion expressed or not expressed by Lender’s Inspector to Lender or any other person with respect thereto, and (iv) Lender reserves the right in its sole and absolute discretion to replace Lender’s Inspector with another inspector at any time and without prior notice to or approval by Borrower. All inspections by or on behalf of Lender shall be solely for the benefit of Lender, and Borrower shall have no right to claim any loss or damage against Lender or Lender’s Inspector (whether or not an employee of Lender) arising from any alleged (i) negligence or failure to perform such inspections, (ii) failure to monitor Construction Loan disbursements or the progress or quality of construction, or (iii) failure to otherwise properly administer the construction aspects of the Construction Loan. Initial Closing Conditions. Lender will have no obligations to Close the Construction Loan unless Lender has received the following from Borrower or any Guarantors, as applicable (if not expressly waived by Lender), all in form and substance satisfactory to Lender; (a) each of the Loan Documents duly executed by Borrower or any Guarantors, as the case may be; (b) evidence of compliance with any applicable title, survey, environmental, soils tests or insurance requirements as set forth in the Loan Documents or otherwise requested by Lender, which shall be, unless expressly waived by Lender, in accordance with Lender’s minimum standards in effect at closing (copies of such standards shall be provided to Borrower upon request); (c) each of the other documents, certificates, affidavits, releases, agreements, counsel opinions, or other closing items required by Lender as a condition to making the Construction Loan, (d) fully complete and accurate rent rolls for the projects (excluding the Murfreesboro, TN project) identified in Schedule III of that Construction Loan Agreement dated June 18, 2007, as amended (the “2007 Loan Agreement”) (the “2007 Projects”) and the Project known as Campus Crest at Mobile Phase II closed March 14, 2008 (the “Mobile Phase II Project”), provided to Lender sufficient to provide a blended or cumulative 1.00:1 debt service coverage ratio based on debt service on an interest only basis for all the 2007 Projects and the Mobile Phase II Project collectively, plus, if requested by Lender, (i) copies of sample executed Leases for the 2007 Projects, (ii) evidence of parental signatures on such leases, and (iii) copies of deposits or rent checks for certain tenants under such leases; (e) evidence that each of the 2007 Projects and the Mobile Phase II Project is on schedule and compliant with the budgets (as modified with the approval of Lender) associated for each 2007 Project or the Mobile Phase II Project, as applicable, as determined by the Lender, or, if cost overruns have occurred or are contemplated, evidence that Borrower and Guarantors have deposited such additional cash equity with Lender to cover such cost overruns, and (f) representation from the Borrower and Guarantors that no “Default” or “Event of Default” (as defined in the 2007 Loan Agreement or in the loan documents for the Mobile Phase II Project, as applicable) has occurred and is continuing on the date hereof after giving effect to this Agreement. “Close” shall mean the agreement of Lender to the terms and conditions of the Construction Loan and the L/C Facility by execution of the Loan Documents and the initial funding of the Construction Loan (which may occur later than the effective date of the Loan Documents), and including without limitation, the following:
     (a) Opinion of Counsel. On or prior to the date of the initial borrowing under the Construction Loan or the L/C Facility, Borrower will provide Lender with an opinion letter or letters, in form and substance satisfactory to Lender, from an attorney or attorneys acceptable to Lender. The opinion or opinions taken as a whole will provide, to Lender’s satisfaction, that the Borrower and any Guarantor are duly organized and validly existing under the laws of the jurisdictions where Borrower and any Guarantors are organized and qualified, that each Borrower that owns a Property is qualified to transact business and is in good standing under the laws of the state in which the Property is located, and that the Borrower and each Guarantor has full power and authority to undertake the activities contemplated by the Loan; that all Loan Documents (as defined in the Note) have been duly authorized, executed and delivered by Borrower and any Guarantors and the Loan Documents are valid and binding obligations of Borrower and Guarantors enforceable in accordance with their terms; that, if the Construction Loan is secured, the Loan Documents create a first priority lien on or security interest in the Collateral (as defined in the Loan Documents) except when otherwise specified in the opinion letter, to the knowledge of such counsel, no litigation is pending or threatened which, if adversely determined, would have a material adverse effect on Borrower or any Guarantor; and that the Construction Loan and its terms do not violate Borrower’s or Guarantors’ organizational documents or any laws including, without limitation, any usury laws or similar laws of the jurisdictions where Borrower, any Guarantors and any Collateral are located, and such other matters and opinions as Lender reasonably requests. It is contemplated that multiple attorneys and/or law firms will issue opinion letters to Lender to satisfy the requirements of this subparagraph.
     (b) Operating Documents. On or prior to the date of the initial borrowing under the Construction Loan, Lender shall have received from Borrower and any entity Guarantor, a copy of Borrower’s and such Guarantor’s operating agreement or partnership agreement, certified as to completeness and accuracy by an appropriate officer, manager, managing member or partner of such respective Borrower and Guarantor.
     (c) Charter Documents. Lender shall have received from Borrower and each entity Guarantor a copy of its Articles of Organization or Articles or Certificate of Partnership for the legal entity and all other charter documents of such Borrower and Guarantor, all certified by the Secretary of State of the state of Borrower’s and Guarantor’s organization.
     (d) Certificate of Good Standing. Lender shall have received from Borrower and each entity Guarantor a certificate of the Secretary of State of the state of Borrower’s and such Guarantor’s organization as to the good standing status of Borrower and such Guarantor.
     (e) Certificate of Incumbency. Lender shall have received from Borrower and each entity Guarantor a certificate of an appropriate officer of Borrower and such entity Guarantor as to the incumbency and signatures of the officers of Borrower and such entity Guarantor executing the Loan Documents.
     (f) Borrowing Authorization. Lender shall have received from Borrower a borrowing resolution or other proof of authority to enter into the transactions contemplated herein.
The Borrower may request an increase or decrease in the amount of one or more Project Tranches after its initial funding in an amount not to exceed $250,000 per Project Tranche, as approved by the Lender; provided, however, any such increase shall not increase the amount of the overall Construction Loan and shall be subject to offsetting changes in the Construction Budgets for each such Project. Additionally, after giving effect to such increase or decrease, as applicable, the overall advances under the Construction Loan, plus any unfunded commitments under the Construction Loan shall not exceed the lesser of (A) 70% of the total as-stabilized aggregate appraised value of all the Projects, or (B) 80.0% of the total Project development costs of all the Projects, in the aggregate, as approved by Lender.
PROJECTS TO BE INCLUDED AT CLOSING. At Loan closing, the Projects listed on Schedule II that are owned or ground leased by Borrower will be included in the Construction Loan.
PROCEDURES AND CONDITIONS FOR ADVANCES. The following procedures and conditions apply to each Project: Frequency of Advances. Unless otherwise agreed by Lender, Lender shall not be obligated to make advances of the Construction Loan more frequently than twice in every calendar month. Request for Advance. For each request for an advance of the Construction Loan, Borrower shall submit to Lender, at least 5 business days prior to the requested date of disbursement, a completed written disbursement request (each, a “Request for Advance”) in such form and detail as required by Lender. Each Request for Advance shall certify and contain in detail acceptable to Lender: (i) the cost of the labor that has been performed; (ii) the materials that have been incorporated into the Project; (iii) a written summary of all Hard Costs and Soft Costs incurred to date; (iv) an updated Construction Budget; (v) the Borrower’s interest rate selection as provided in the Note; and (vi) as required by Lender, invoices for Soft Costs in excess of $5,000.00 incurred since the date of the previous advance. Accompanying Materials. The Request for Advance shall be accompanied by such supporting data as Lender may require, including, without limitation, invoices, waivers of mechanic’s and materialmen’s liens, and AIA Forms G702 and G703 certified by the general contractor and architect and/or engineer for the Project, as applicable. Conditions To Advance. Lender will have no obligation to make any advance if a Default (as defined in the Loan Documents) or event which, with the giving of notice or the passage of time, or both, would constitute a Default under any of the Loan Documents has occurred and is continuing, and unless it has received from the Borrower (if not expressly waived by Lender), in form and substance satisfactory to Lender: (i) evidence of an updated title search and/or endorsement to the title policy required by Lender, as applicable, which shall be, unless expressly waived by Lender, in compliance with Lender’s minimum standards in effect at the time of such advance; and if any title policy contains a pending disbursement clause, the amount of the policy shall increase by the Construction Loan advance being made in connection therewith; (ii) if applicable, satisfactory evidence that Borrower has invested the required portion of the Equity Requirement for the Project; and (iii) evidence of compliance with any other conditions as reasonably required by Lender. Inspection. If required by Lender upon receiving a Request for Advance, Lender’s Inspector may determine prior to any advance (a) whether the work completed to the date of such Request for Advance has been done satisfactorily and in accordance with the Plans and Specifications, (b) the percentage of construction of the Project completed as of the date of such Request for Advance, (c) the Hard Costs (as applicable) actually incurred for work in place as part of the Project as of the date of such Request for Advance, (d) the actual sum necessary to complete construction of the Project in accordance with the Plans and Specifications, and (e) the amount of time from the date of such Request for Advance which will be required to complete construction of the Project in accordance with the Plans and Specifications and/or the Construction Budget. Disbursement of Advance. At Lender’s option, Lender may make advances of the Construction Loan directly into a separate construction disbursement account or other Borrower account with Lender, to Borrower directly, to a title insurance company or other third party, or directly to the general contractor, subcontractor, materialmen or other suppliers providing labor, services or materials in connection with the Project Lender shall have no obligation after making Construction Loan disbursements in a particular manner to continue to make Construction Loan disbursements in that manner. Notwithstanding the foregoing, Lender’s records of any advance made pursuant to this Agreement shall, in the absence of manifest error, be deemed correct and acceptable and binding upon Borrower. Use of Advance Proceeds. The proceeds of each advance shall be used by Borrower solely to pay or as reimbursement for the obligations for which the advance is sought. Final Advance. Lender will have no obligation to make the final advance of the Construction Loan, unless Lender has received the following from Borrower, all in form and substance satisfactory to Lender: (a) unless waived by Lender, any final endorsement to a title policy; (b) if required by Lender, the final certified “as-built” survey showing the completed Project and any flood hazard area in accordance with Lender’s minimum standards in effect at the time of the final advance; (c) evidence that Borrower’s builder’s risk insurance has been converted to an “all-risk” fire and extended coverage hazard insurance policy in accordance with the requirements of the Security Instrument; (d) the final Request for Advance shall have been approved by Lender’s Inspector if required, and completion of the Project shall have been certified by the construction architect, engineer, and/or Lender’s Inspector, as applicable and required by Lender; (e) a certificate of occupancy or comparable written approval, if applicable, shall have been issued by the appropriate governmental authorities as shall be required to establish to Lender’s satisfaction that the Project has been properly completed and is not subject to any violations or uncorrected conditions noted or filed in any municipal department, including, without limitation, if required by Lender, a final release from such municipality; (f) if required by Lender, full and complete lien releases from all contractors and/or suppliers or other evidence satisfactory to Lender confirming that final payment has been made (or will be made upon funding of the final advance) for all materials supplied and labor furnished in connection with the Project; (g) the Project is ready for use and occupancy (as applicable), and shall have been accepted by Borrower; and (h) Lender reserves the right to require that an escrow be established in an amount satisfactory to Lender to remedy any physical or other deficiency of the Project. All remedial costs must, to the extent possible, be verified by fixed cost contracts, and all items of cost incapable of verification by means of fixed cost contracts must be supportable as reasonable estimates.
     PROJECT REQUIREMENTS. Prior to requesting an advance under the Construction Loan for any Project, Borrower must satisfy the applicable requirements set forth on Schedule IV attached hereto for such Project (“Project Requirements”) to the satisfaction of Lender. Lender agrees that subject to the requirements of Schedule IV, Section A, Borrower may request, and Lender may make, advances for land costs, Soft Costs, site work and up to $500,000 for bulk construction material purchases, including, but not limited to furniture, appliances and lumber, prior to Lender’s completion of the Plan & Cost Review.
     CROSS-COLLATERALIZATION AND CROSS-DEFAULT. The Security Instrument for each Project financed with proceeds of the Construction Loan shall contain both cross-collateralization and cross-default provisions relating to all other Projects financed with proceeds of the Construction Loan. In lieu of perfecting the cross-collateralization, the amount of the Construction Loan secured by each applicable Security Instrument shall be 110% of the as stabilized appraised value (acceptable to Lender) of the applicable Project; provided, however, in those jurisdictions where there is no recording tax based on the amount secured by the applicable Security Instrument, the Security Instrument shall secure the entire amount of the Construction Loan.
     CONSTRUCTION COVENANTS. The following covenants apply to each Project: Construction of Project. Unless otherwise expressly agreed to by Lender, (i) construction of the Project, including delivery of materials or performance of lienable work, shall not commence before recording of the Security Instrument; (ii) construction of the Project shall commence within 30 days from the date of completion of the Project Requirements and shall be carried on diligently and without delay or interruption for more than 10 consecutive days; and (iii) the Project shall be constructed in a good and workmanlike manner, in accordance with the Plans and Specifications, the other Construction Documents (as hereinafter defined) and/or the Construction Budget submitted to Lender, and in compliance with all applicable statutes, ordinances, codes, regulations and restrictions. “Construction Documents” shall mean all construction contracts, contracts with architects, engineers or other design professionals, Plans and Specifications, drawings, budgets, bonds and other agreements pertaining to construction of the Project all engineering, soil and other reports and studies and all surveys pertaining thereto and or required by Lender’s Inspector, together with all modifications and additions thereto. Completion of Project. Borrower shall complete construction of the Project by the date which is 12 months from the initial Project advance (“Completion Date”). Change Orders. No amendment shall be made to the Plans and Specifications or the other Construction Documents, nor shall any change orders be made thereunder without the prior written consent of Lender and the surety under the Bonds described below, except that any such single amendment or change order in an amount of $150,000.00 or less may be made without such prior written consent so long as the aggregate of all such amendments or change orders for a particular Project does not exceed $500,000.00. Liens and Lien Waivers. Borrower shall take all action necessary to have any mechanic’s and materialmen’s liens, judgment liens or other liens or encumbrances filed against the Property released or transferred to bond within 30 days of the date Borrower receives notice of the filing of such liens or encumbrances. If any such lien or encumbrance is filed, no Construction Loan advances related to such Project will be made until (i) the lien is removed and a copy of the recorded release thereof is received by Lender and accepted by the title insurance company, or (ii) other appropriate measures have been taken by Borrower to cause the title insurance company to insure over such lien. Lender shall not be obligated to disburse any funds to Borrower related to such Project if, in the opinion of Lender, any Construction Loan advance, the Property, or any other collateral for the Construction Loan would be subject to a mechanic’s or materialmen’s lien or any other lien or encumbrance. Borrower shall be fully and solely responsible for compliance in all respects whatsoever with the applicable mechanic’s and materialmen’s lien laws. Title. Unless otherwise expressly waived by Lender, Borrower shall ensure that the Security Instrument is and remains a valid first lien on the Property, and the Property is and remains free and clear of all liens, defects, or other encumbrances with the exception of those permitted exceptions approved by Lender. Surveys. If any surveys are required by Lender, Lender’s Inspector, or the issuer of any title policy, Borrower shall deliver such surveys within 30 days after such, request. Any change in the state of facts shown in any updated survey shall be subject to approval by Lender and Lender’s Inspector. The Project shall be constructed entirely on the Property and will not encroach upon or overhang any easement, right of way, or any other land, and shall be constructed wholly within applicable building setback restrictions. Compliance with Laws and Restrictions. All construction shall be performed strictly in accordance with all applicable statutes, ordinances, codes, regulations and restrictions. All contractors, subcontractors, mechanics or laborers and other persons providing labor or material in construction of the Project shall have or be covered by worker’s compensation insurance, if required by applicable law. Soil, Concrete and Other Tests. Borrower shall, at Borrower’s expense, cause to be made such soil, compaction, concrete and other tests as Lender or Lender’s Inspector may require from time to time, each in form and substance and from testing companies reasonably acceptable to Lender. Insurance. In addition to the insurance requirements set forth in the Security Instrument, Borrower shall maintain during construction of any improvements on the Property, “special perils or special cause of loss” builders risk insurance which must include windstorm, hail damage, fire and vandalism (non-reporting Completed Value with Special Cause of Loss form), in an amount not less than the completed replacement value of the improvements under construction, naming Lender as mortgagee and loss payee, and endorsed to provide that occupancy by any person shall not void such coverage. Borrower shall provide a certificate evidencing such insurance to Lender. All contractors, subcontractors,, mechanics or laborers and other person providing labor or material in construction of the Project shall have or be covered by worker’s compensation insurance, if required by applicable law. Notwithstanding the requirements of this subparagraph entitled “Insurance” or any other requirement of the Loan Documents, Borrower may provide Lender with a reporting form builders risk policy (otherwise in compliance with the terms of this subsection), which allows for coverage to increase as Borrower commences construction on additional buildings within the Project on the Property. Borrower understands and agrees that it shall be the sole duty and responsibility of Borrower to provide Lender with an endorsement to the builders risk policy increasing coverage (in an amount acceptable to Lender) upon commencement of construction of each additional building within the Project on the Property. Lender reserves the right at any time and for any reason in its sole discretion, to revoke its accommodation to Borrower enabling the use of a reporting form of coverage as described in the two immediately preceding sentences. Assignment of Construction Documents. As additional security for the obligations of Borrower under this Agreement and the other Loan Documents, Borrower hereby collaterally assigns, transfers and grants a security interest in ail of Borrower’s right, title, interest and benefits in or under the Construction Documents to Lender. Contractors. Borrower agrees it will not engage in or permit any general contractor to engage or continue to employ any contractor, subcontractor or materialman who may be reasonably objectionable to Lender. If requested by Lender, Borrower shall deliver a fully executed copy of any or all agreements between Borrower and any contractors, or between any general contractor and its subcontractors, each of which shall be in form and substance reasonably satisfactory to Lender. Leases. Borrower will comply with the terms and conditions of, and deliver leased premises at the time and in the condition required by any Lender-approved lease. Borrower will not enter into, amend or renew any leases or other occupancy agreements affecting the Property without Lender’s prior written consent, but shall be permitted to make amendments, modifications or accept prepayments to the extent that they affect, in the aggregate, no more than two percent (2.0%) of the value of the Lender’s interest in the leases on the Property (however, notwithstanding the above, it is understood that Borrower may make non-material changes to the standard residential lease form (to be approved by Lender for each Project) without the consent of Lender). Lender’s consent may be conditioned upon receipt of such documents and agreements as Lender may. require. Notwithstanding the above, or anything else herein to the contrary, during the term of the Loan, Borrower may lease apartment units within each Project without Lender’s prior written consent, subject to the following requirements as determined by Lender: All leases of apartment units within the Project must (a) be on a standard residential lease form (to be approved by Lender for each Project), (b) be for a minimum of 12 months in term, (c) include a parental guarantee for not less than 95% of the leases for each Project, (d) have an upfront lease deposit in an amount, if any, to be determined for each Project, from time to time, by Borrower, and (e) be for an average monthly rental rate approved by Lender (the “Leases”). Notwithstanding the foregoing, up to 25% of the Leases in a Project may be for a shorter term (not less than 9 months) if the total rents to be received are at least 95% of the total rents that would be received under a comparable 12-month lease. Borrower shall provide to Lender quarterly lease financial status reports (which include detailed information regarding rents and other income, as well as expenses, associated with the rental of apartment units). Management and Leasing Agreements. All future management and leasing agreements (excluding tenant leases) shall be subject to prior review and approval by Lender, and shall provide that Lender shall have the right to terminate such agreements in the event Lender acquires title to the Project. Other Documents. If the Project involves a cooperative, subdivision, planned unit development or homeowner’s association, all documents required in connection with the formation thereof shall be subject to Lender’s prior review and approval. Ownership of Material and Fixtures. No materials, equipment or fixtures incorporated by Borrower into the Project shall be purchased or installed under any security agreement, conditional sales contract, lease, or other arrangement wherein the seller reserves title or any interest in such items or the right to remove or repossess such items or to consider them personal property after their incorporation into the Project, without the prior written consent of Lender. This provision shall not apply to equipment and fixtures which are not incorporated into the Property as real estate fixtures under applicable state law. Payment and Performance Bonds. Borrower shall furnish Lender with both payment and performance bonds (collectively the “Bonds”) regarding all major subcontractors whose contract exceeds 10% of the Project’s Hard Costs (“Major Subcontractors”), and at a minimum such payment and performance bonds shall be required for the site work and site utility contractor and electrician, each issued by a surety acceptable to Lender naming the Borrower and Lender as dual obligees thereunder. Lender agrees that the Construction Loan may be closed prior to Lender being provided the above required payment and performance bonds. However, Borrower shall not be entitled to its first draw on the Construction Loan after the initial funding at closing until all payment and performance bonds have been delivered to Lender. Notwithstanding the requirement of the immediately preceding sentence, Lender may, in its absolute and sole discretion, permit a Borrower delay in delivery of some or all of such required payment and performance bonds, and allow advances prior to such receipt of one or more of such bonds, providing that any such Request for Advance is not being requested for the purpose of payment of work completed by a contractor or subcontractor that has not been bonded (and is a contractor or subcontractor that is required to be bonded pursuant to the terms of this Agreement or in the discretion of the Lender) as of the date of such advance. No Warranty by Lender; Indemnification. Nothing contained in this Agreement or any other Loan Document shall constitute or create any duty on or warranty by Lender regarding (i) the proper application by Borrower, general contractor or any subcontractor of the Construction Loan proceeds, (ii) the quality or condition of the Projects, or (iii) the competence or qualifications of the general contractor or any other party furnishing labor or materials in connection with construction of the Projects. Borrower (a) acknowledges that Borrower has not relied and will not rely upon any experience, awareness or expertise of Lender regarding such matters, and (b) shall indemnify, hold harmless, and defend Lender from any costs, expenses, damages, judgments, or liabilities, including without limitation, attorneys’ fees, arbitration fees, and expert witness fees, arising from or connected with (i) such matters, (ii) payment or non-payment for labor or materials furnished for construction of the Projects, (iii) any claims of mechanics or materialmen, or (iv) any action or inaction by Borrower with respect to the foregoing except when such claim is a result of the gross negligence of Lender; provided, however, if Lender is not grossly negligent, Lender shall continue to benefit from this indemnity by Borrower. Advertising. Lender shall have the right to erect one or more signs on the Property advertising its financing of the Project. Time is of the Essence. In all matters pertaining to this Agreement, time is of the essence.
REPRESENTATIONS. The following representations apply to each Project Borrower represents that from the date of this Agreement and until final payment in full of the Obligations: Access and Utilities. (i)The Property has, or will have upon completion of construction, adequate legal vehicular and pedestrian access to public roads; (ii) sewer, water and all other appropriate utilities are or will be available at ordinary costs at the Property through public or unencumbered private easements, and in sufficient quantities to serve the Project; and (iii) if applicable, required written approvals of septic tanks or wells have been issued by all appropriate governmental authorities. Laws, Zoning and Approvals. (i) The Plans and Specifications (if applicable) and the anticipated use of the Property and the Project comply and shall comply with all applicable restrictive covenants, zoning ordinances, building laws and codes, and other applicable laws, regulations and requirements (including without limitation, the Americans with Disabilities Act, as amended); (ii) the zoning classification of the Property at the time of the applicable Project Tranche closing and any covenants and restrictions affecting the Property permit the construction and intended use of the Project; and (iii) Borrower has obtained (or will obtain in a timely manner) all permits and approvals of any type required to construct the Project, and all such permits and approvals will be final and unappealable and remain in full force and effect without restriction or modification; and (iv) all public improvements included in the Project have been or will be fully authorized by appropriate ordinance or municipal action, and Borrower shall satisfy all conditions imposed by any governmental authority in connection with any grant of subdivision or land development approval. Construction Documents. Borrower has furnished or shall furnish to Lender full and complete copies of all Construction Documents requested by Lender, and there are no other material oral or written agreements pertaining to the construction of the Project. Condemnation. No notice of taking by eminent domain or condemnation of any part of the Property has been received, and Borrower has no knowledge that any such proceeding is contemplated. Casualty Damage. No part of the Property or the Project has been damaged as a result of any fire, explosion, accident, flood or other casualty which is not now fully restored. Corporate or Other Power. Borrower has the power and authority to execute and perform this Agreement, to borrow hereunder and to execute and deliver the Note, each Security Instrument and the other Loan Documents. Borrower’s performance hereunder shall not constitute a breach of any agreement to which Borrower is a party. Financial Condition of Borrower. The financial statements which Borrower has submitted to Lender to induce it to make the Loan are correct and complete, and accurately present the financial condition of Borrower on the dates thereof and the results of their operations for the periods then ended and there has not been any material adverse change in the financial condition of Borrower since the date of such financial statements. Litigation Disclosed. Borrower has disclosed all pending or threatened litigation to Lender. No Default. To the best of Borrower’s knowledge, Borrower is not in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement or instrument to which it is a party. Indemnity. In addition to any other indemnities contained in this Agreement, Borrower hereby indemnifies Lender and its affiliates from and against any losses, liabilities, claims, damages, penalties or fines imposed upon, asserted or assessed against or incurred by Lender arising out of the inaccuracy or breach of any of the representations contained in this Agreement or any other Loan Documents or any omission of facts necessary to make the representations not misleading.
AFFIRMATIVE COVENANTS. Borrower agrees that from the date hereof and until final payment in full of the Obligations, unless Lender shall otherwise consent in writing, Borrower will: Access to Books and Records. Allow Lender during normal business hours, access to the books, records and such other documents of Borrower as Lender shall reasonably require, and allow Lender, at Borrower’s expense, to inspect, audit and examine the same and to make extracts therefrom and to make copies thereof. Business Continuity. Conduct its business in substantially the same manner and locations as such business is now and has previously been conducted. Compliance with Other Agreements. Comply with all terms and conditions contained in this Agreement, and any other Loan Documents, and swap agreements, if applicable, as defined in the 11 U.S.C. § 101, as in effect from time to time. Estoppel Certificate. Furnish, within 15 days after request by Lender, a written statement duly acknowledged of the amount due under the Construction Loan and whether offsets or defenses exist against the Obligations. Insurance. Maintain adequate insurance coverage with respect to its properties and business against loss or damage of the kinds and in the amounts customarily insured against by companies of established reputation engaged in the same or similar businesses including, without limitation, commercial general liability insurance, workers compensation insurance, and business interruption insurance; all acquired in such amounts and from such companies as Lender may reasonably require. Maintain Properties. Maintain, preserve and keep its property in good repair, working order and condition, making all replacements, additions and improvements thereto necessary for the proper conduct of its business, unless prohibited by the Loan Documents. Notice of Default and Other Notices, (a) Notice of Default. Furnish to Lender promptly upon becoming aware of the existence of any condition or event which constitutes a Default (as defined in the Loan Documents) or any event which, upon the giving of notice or lapse of time or both, may become a Default, written notice specifying the nature and period of existence thereof and the action which Borrower is taking or proposes to take with respect thereto, (b) Other Notices. Promptly notify Lender in writing of (i) any material adverse change in its financial condition or its business; (ii) any default under any material agreement, contract or other instrument to which it is a party or by which any of its properties are bound, or any acceleration of the maturity of any indebtedness owing by Borrower; (iii) any material adverse claim against or affecting Borrower or any part of its properties; (iv) the commencement of, and any material determination in, any litigation with any third party or any proceeding before any governmental agency or unit affecting Borrower; and (v) at least 30 days prior thereto, any change in Borrower’s name or address as shown above, and/or any change in Borrower’s structure. Other Financial Information. Deliver promptly such other information regarding the operation, business affairs, and financial condition of Borrower which Lender may reasonably request. Payment of Debts. Pay and discharge when due, and before subject to penalty or further charge, and otherwise satisfy before maturity or delinquency, all obligations, debts, taxes, and liabilities of whatever nature or amount, except those, which Borrower in good faith disputes. Reports and Proxies. Deliver to Lender, promptly, a copy of all financial statements, reports, notices, and all regular or periodic reports required to be filed by Borrower with any governmental agency or authority. Permanent Financing. When Borrower elects to arrange permanent financing on the Property securing the Construction Loan, Borrower hereby grants Wachovia Capital Markets, LLC, d/b/a Wachovia Securities, Wachovia Corporation and their affiliates, including Wachovia Bank, National Association, the right of first opportunity to register lenders and to provide permanent financing on the subject property on terms satisfactory to Borrower. Borrower will provide first notification to Lender of its intent to obtain permanent financing and will in a timely manner use its best efforts to provide Lender with the information necessary to enable it to obtain such financing. Costs. On or before the closing, Borrower shall pay all reasonable costs, expenses and fees (including, without limitation, any appraisal, survey, insurance, environmental assessment, inspections, engineering, searches, recording and attorneys’ fees) associated with this transaction. Lender is not providing legal advice or services to Borrower. Lender’s attorneys’ fees will generally be based on the time and labor required, the novelty and difficulty of the questions raised by the transaction contemplated hereunder, the skill required to perform the services, the customary fee charged for a similar services, and the time limitations imposed for performance.
NEGATIVE COVENANTS. Borrower agrees that from the date hereof and until final payment in full of the Obligations, unless Lender shall otherwise consent in writing, Borrower will not: Default on Other Contracts or Obligations. Default on any material contract with or obligation when due to a third party or default in the performance of any obligation to a third party incurred for money borrowed. Change of Control. Make or suffer a change of ownership that is not permitted under the Note. Government Intervention. Permit the assertion or making of any seizure, vesting or intervention by or under authority of any governmental entity, as a result of which the management of Borrower or any Guarantor is displaced of its authority in the conduct of its respective business or such business is curtailed or materially impaired. Judgment Entered. Permit the entry of any monetary judgment against, the filing of any tax lien against, or the issuance of any writ of garnishment or attachment against any property of or debts due Borrower or any Guarantor. Retire or Repurchase Capital Stock. Retire or otherwise acquire any of its capital stock or limited liability company membership interests or limited partnership interests except as hereinafter provided as to Campus Crest Group, LLC. Control of Campus Crest Group, LLC. Notwithstanding the preceding sentence, any transfers of limited liability company membership interests in Campus Crest Group, LLC shall not result in or cause Ted W. Rollins and/or Michael S. Hartnett owning or to own, directly or indirectly, less than a sufficient percentage of limited liability company membership interests or other voting interests in Campus Crest Group, LLC, to have and maintain voting control of Campus Crest Group, LLC. Limitation on Additional Indebtedness. Prior to March 15, 2009, neither Borrower nor any Guarantor other than Carl H. Ricker, Jr. shall obtain or guarantee any additional construction loan financing for any multifamily student housing projects except for the construction of any of the Campus Crest multifamily student housing projects located in Huntsville, TX (Sam Houston State University), Reno, NV (University of Nevada), Statesboro, GA (Georgia Southern University), Lawrence KS (University of Kansas), Clarksville, TN (Austin Peay State University), Turlock CA (California State University, Stanislaus), and Conway, AR (University of Central Arkansas).
PROJECT COVENANTS. Borrower agrees that from the date hereof and until final payment in full of the Obligations, unless Lender shall otherwise consent in writing, Borrower shall comply with the following: Loan to Cost Limitation. Total advances under the Construction Loan for all the Projects, in the aggregate, shall not exceed the lesser of seventy percent (70%) of the as-stabilized aggregate appraised value of all the Projects and eighty percent (80%) of all the developmental costs as shown on the then current Construction Budgets for all the Projects, in the aggregate. Construction Completion. Construction of a Project must be substantially complete, as evidenced by a certificate of occupancy on all buildings, by no later than 12 months after the initial Construction Loan advance for a Project. Secondary Financing. Secondary financing is not permitted on any Property. Primary Banking Accounts. Borrower shall establish a primary Construction Loan disbursement account with Lender. Additionally, Borrower shall establish all other banking accounts related to each Project with Lender.
ANNUAL FINANCIAL STATEMENTS. Borrower shall deliver to Lender, within 90 days after the close of each fiscal year, unaudited management-prepared financial statements reflecting its operations during such fiscal year, including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules and in reasonable detail, prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year. If unaudited statements are required, such statements shall be certified as to their correctness by a principal financial officer of Borrower.
PERIODIC FINANCIAL STATEMENTS. Borrower shall deliver to Lender, within 30 days after the end of each fiscal quarter, unaudited management-prepared quarterly financial statements including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules; all in reasonable detail and prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year. Such statements shall be certified as to their correctness by a principal financial officer of Borrower and in each case, if audited statements are required, subject to audit and year-end adjustments.
TAX RETURNS. Borrower shall deliver to Lender, within 30 days of filing, complete copies of federal and state tax returns, as applicable, together with all schedules thereto, each of which shall be signed and certified by Borrower to be true and complete copies of such returns. In the event an extension is filed, Borrower shall deliver a copy of the extension within 30 days of filing.
PROPERTY REPORTS. Borrower shall deliver to Lender, within 90 days after the close of each fiscal year and, if requested by Lender, within 30 days after the end of each fiscal quarter, a certified rent roll and financial statements relating to the operation of each Property (as defined in the Security Instrument securing the Construction Loan), including, without limitation, a balance sheet, income and expense statement and statement of cash flows, with supporting schedules; and summary of leases, as applicable; ail in reasonable detail, prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year.
DEFAULTS AND REMEDIES. If any of the following events occur, a default (“Default”) under this Agreement shall exist (i) Failure to pay any monetary payment due under the Loan Documents within fifteen (15) days of the due date of such payment; (ii) Failure to timely perform any of the other terms, covenants or obligations under this Agreement or a default under any other Loan Document for a period of thirty (30) days after the date on which Lender gives Borrower written notice of any such failure of performance or default; provided however, if any such failure of performance or default is incapable of being cured within such thirty (30) day period, then Borrower shall have a commercially reasonable amount of additional time to cure any such failure of performance or default provided Borrower is diligently pursuing the cure of any such failure of performance or default; (iii) Failure to complete the Project in accordance with the Plans and Specifications on or before the Completion Date or to obtain the prior written consent of Lender to changes to the Plans and Specifications, as required; provided, however, if the failure to complete the Project in accordance with the Plans and Specifications on or before the Completion Date is due solely to Force Majeure, then such failure shall not be a Default if the Project is completed in accordance with the Plans and Specifications within a reasonable time taking into account the number of days of delay actually caused by such Force Majeure; and (iv) The commencement of any bankruptcy or insolvency proceeding by or against the general contractor for the Project or the termination of the construction contract without the prior written consent of Lender; provided, however, it shall not be a default under this Agreement if Borrower obtains a new general contractor reasonably acceptable to Lender within sixty (60) days after the date of such bankruptcy or insolvency of the general contractor or the date of termination of such construction contract.
Upon the occurrence of a Default, Lender may refuse to make any further advances hereunder and may terminate Lender’s commitment to make the Construction Loan and to issue Letters of Credit under the L/C Facility. Thereupon, Lender shall have the right to declare immediately due and payable the outstanding principal balance of the Note, all accrued and unpaid interest thereon and all other sums due in connection therewith, and Lender may exercise any right, power or remedy permitted by law or as set forth in any of the Loan Documents.
Notwithstanding the foregoing, Borrower shall be permitted a 30-day cure period in the event of Project defaults such as cost overruns or failure to reach lease up requirements. In order to cure any such default, additional equity from Borrower or Guarantors may be required by Lender.
NO THIRD PARTY BENEFICIARY. The parties hereto do not intend the benefits of this Agreement to inure to any third party. Notwithstanding anything contained in this Agreement or any other Loan Document, or any course of conduct by any of the parties hereto, this Agreement shall not be construed as creating any rights, claims, or causes of action against Lender or any of its officers or employees, in favor of any contractor, subcontractor, supplier of labor, materials or services, or any of their respective creditors, or any other person or entity other than Borrower.

PARTIAL RELEASES OF COLLATERAL. Upon payment in full of all Obligations for a Project Tranche, (and termination of any Commitment to make Construction Loan advances under such Project Tranche and repayment of all Obligations under the L/C Facility related to such Project), upon the request of Borrower, Lender will release its liens and security interest in the Property that is the subject of such Project Tranche, at Borrower’s expense; provided, however, the amounts advanced under the Construction Loan for the remaining Projects, plus any unfunded commitments under the Construction Loan, must not exceed, in the aggregate, the lesser of (A) seventy percent (70%) of the as-stabilized appraised value of the remaining Projects, including the value of the underlying real estate, or (B) eighty percent (80%) of the total development costs as shown on the then current or final Construction Budgets of the remaining Projects.
WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
GOVERNING LAW; JURISDICTION
     (a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of North Carolina.
     (b) Submission to Jurisdiction. The Borrower (and each other party to this Agreement) irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of North Carolina sitting in Mecklenburg County and of the United States District Court of the Western District of North Carolina, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such North Carolina State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower (or any other party hereto) or its properties in the courts of any jurisdiction, to the extent necessary to enforce any of the Security Instruments.
     (c) Waiver of Venue. The Borrower (and each other party to this Agreement) irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in subparagraph (a) of the paragraph below entitled “NOTICES; EFFECTIVENESS”. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION
     (a) Counterparts: Integration: Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     (b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
NOTICES; EFFECTIVENESS
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) of this Section below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or mailed by certified mail to the addresses listed on Schedule V attached hereto. Notices sent by hand or overnight courier service or mailed by certified mail, shall be deemed to have been given when received.
     (b) Change of Address, etc. Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto.
THE L/C FACILITY; LETTERS OF CREDIT
In addition to the Construction Loan, Lenders will make available to Borrower up to TWO MILLION NINE HUNDRED THIRTY TWO THOUSAND AND NO/100 DOLLARS ($2,932,000.00) for issuance of letters of credit (the “L/C Facility” or the “Letter of Credit Facility”). Lender will, upon a request of Borrower, which request must be reasonable in view of the need for Letters of Credit for all three Projects, issue to Borrower letters of credit with respect to the L/C Facility and any Project in an aggregate amount not to exceed $2,932,000.00 (“Letters of Credit”). All Letters of Credit issued by Lender under the L/C Facility shall be secured by each Security Instrument and other Loan Documents. Such Letters of Credit shall be issued (i) to municipalities for financial assurance of site improvement completion, (ii) to vendors for payment of furniture, fixtures and equipment costs that are included in the applicable Construction Budget, and (iii) for general operating purposes in the ordinary course of business. The fee payable to Lender for each Letter of Credit shall equal the greater of $1,500, or 1.25% of the face amount of such Letter of Credit.
YIELD PROTECTION
Notwithstanding anything else in this Agreement, or any of the Loan Documents to the contrary, the parties hereto agree to the following terms:
     (a) Increased Costs.
          (1) Increased Costs Generally. If any Change in Law shall:

               (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate);
               (B) subject Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered in this Section hereinbelow and the imposition of, or any change in the rate of, any Excluded Tax payable by Lender); or
               (C) impose on Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by Lender or any Letter of Credit;
and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Construction Loan), or to increase the cost to Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by Lender (whether of principal, interest or any other amount) then, upon request of Lender, the Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.
          (2) Capital Requirements. If Lender determines that any Change in Law affecting Lender or any lending office of Lender or Lender’s holding company, regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender as a consequence of this Agreement, the commitment of Lender or the Construction Loan made by Lender, to a level below that which Lender or Lender’s holding company could, have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.
          (3) Certificates for Reimbursement. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in paragraph (1) or (2) of this subsection (a) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          (4) Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to this subsection (a) shall not constitute a waiver of Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate Lender pursuant to this subsection (a) for any increased costs incurred or reductions suffered more than nine months prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (b) Taxes.
          (1) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this subsection (b)) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (2) Payment of Other Taxes by the Borrower. Without limiting the provisions of subparagraph (1) of this subsection (b) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (3) Indemnification by the Borrower. The Borrower shall indemnify Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this subsection (b)) paid by Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by Lender shall be conclusive absent manifest error.
          (4) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.
          (5) Treatment of Certain Refunds. If Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     (c) Mitigation Obligations.
          (1) Designation of a Different Lending Office. If Lender requests compensation under subsection (a) of this paragraph entitled “YIELD PROTECTION”, or requires the Borrower to pay any additional amount to Lender or any Governmental Authority for the account of Lender pursuant to subsection (b) of this paragraph entitled “YIELD PROTECTION”, then Lender shall use reasonable efforts to designate a different lending office for funding or booking the Construction Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to such subsection (a) or (b), as the case may be, in the future and (ii) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.
EXPENSES; INDEMNITY; DAMAGE WAIVER
     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Lender (including the reasonable fees, charges and disbursements of counsel for Lender), (whether or not the transactions contemplated hereby shall be consummated), and (ii) all out-of-pocket expenses incurred by Lender (including the fees, charges and disbursements of any counsel for Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Construction Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Construction Loan.
     (b) Indemnification by the Borrower. The Borrower shall indemnify Lender, and each Related Party of Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower (or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Construction Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower (or any other Loan Party), and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the. gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Waiver of Consequential Damages, etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Construction Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) of this paragraph entitled “EXPENSES; INDEMNITY; DAMAGE WAIVER” shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     (d) Payments. All amounts due under this Section shall be payable promptly after demand therefor.
ASSIGNMENT OF LOAN DOCUMENTS. Lenders agrees to cooperate with Borrower in a commercially reasonable manner if Borrower obtains financing from an interim or permanent lender (the “Future Lender”) in an amount sufficient to pay all indebtedness and obligations due Lender from Borrower by assigning this Agreement and all Loan Documents to such Future Lender, provided that (a) any such assignment shall be made without recourse, (b) the full amount of all indebtedness due Lender is paid in full on the same date, (c) all reasonable costs and expenses of Lender relating to such assignment shall be paid by Borrower, and (d) such other terms and conditions as Lender may reasonably require.
FEES DUE LENDER. Upon the execution of this Agreement and the closing of the Construction Loan, Borrower shall pay Lender a Facility Fee equal to 0.55% of the $47,068,000.00 Construction Loan.

     IN WITNESS WHEREOF, Borrower, Lender and Guarantors on the day and year first written above, have caused this Agreement to be executed under seal.

BORROWER: CAMPUS CREST GROUP, LLC, a North Carolina limited liability company (SEAL) By: Madeira Group, LLC, a North Carolina limited liability company Its: Manager
By:	/s/ Michael S. Hartnett
	Name:	Michael S. Hartnett
	Title:	Manager

CAMPUS CREST AT MOSCOW, LLC, a Delaware limited liability company (SEAL)

By: HSRE-Campus Crest I, LLC, a Delaware limited
       liability company
Its: Sole member

By: Campus Crest Ventures III, LLC, a Delaware limited
       liability company, a member

By: Campus Crest Properties, LLC, a North
       Carolina limited liability company
Its: Manager

By:	/s/ F. Brian Schneiderman
F. Brian Schneiderman
Its Manager

[Execution Signatures Continued On Next Page]

CAMPUS CREST AT SAN ANGELO, LP, a Delaware limited partnership (SEAL)

By: HSRE Campus Crest GP I, LLC, a Delaware limited liability company
Its: Sole general partner

By: HSRE-Campus Crest, I, LLC, a Delaware limited
       liability company
Its: Sole member

By: Campus Crest Ventures III, LLC, a Delaware
       limited liability company, a member

By: Campus Crest Properties, LLC, a North Carolina
       limited liability company
Its: Manager

By:	/s/ F. Brian Schneiderman
F. Brian Schneiderman
Its Manager

CAMPUS CREST AT SAN MARCOS, LP, a Delaware limited partnership (SEAL)

By: HSRE Campus Crest GP I, LLC, a Delaware limited liability company
Its: Sole general partner

By: HSRE-Campus Crest, I, LLC, a Delaware
       limited liability company
Its: Sole Member

By: Campus Crest Ventures III, LLC, a Delaware
       limited liability company, a member

By: Campus Crest Properties, LLC, a North Carolina
       limited liability company
Its: Manager

By:	/s/ F. Brian Schneiderman
F. Brian Schneiderman
Its Manager

[Execution Signatures Continued On Next Page]

LENDER: WACHOVIA BANK, NATIONAL ASSOCIATION			(SEAL)
By:	/s/ Robert D. Willingham
	Name:	Robert D. Willingham
	Title:	Director

[Execution Signatures Continued On Next Page]

GUARANTORS: TXG, LLC, a South Carolina limited company (SEAL)
By:	/s/ Ted W. Rollins
	Name:	Ted W. Rollins
	Title:	Manager

MXT CAPITAL, LLC, a Delaware limited liability company By: Campus Crest Properties, LLC, a North Carolina limited liability company (SEAL) Its: Manager
By:	/s/ Michael S. Hartnett
	Name:	Michael S. Hartnett
	Title:	Manager

MADEIRA GROUP, LLC a North Carolina limited liability company			(SEAL)
By:	/s/ Michael S. Hartnett
	Name:	Michael S. Hartnett
	Title:	Manager

/s/ Michael S. Hartnett	(SEAL)
MICHAEL S. HARTNETT

/s/ Ted W. Rollins
TED W. ROLLINS	(SEAL)

/s/ Carl H. Ricker, Jr.	(SEAL)
CARL H. RICKER, JR.

SCHEDULE I
SPE Borrowers
1. Campus Crest at Moscow, LLC
2. Campus Crest at San Angelo, LP
3. Campus Crest at San Marcos, LP

SCHEDULE II
Projects

Name	Project Tranche
1. The Grove at Moscow	$16,170,000.00
2. The Grove at San Angelo	$14,668,000.00
3. The Grove at San Marcos	$16,230,000.00

$47,068,000.00

SCHEDULE III
PLAN AND COST REVIEW/PROPERTY INSPECTION
SCHEDULE OF FEES

		PLAN AND COST	INSPECTION FEE
SITE	VENDOR	REVIEW FEE	(MONTHLY)
The Grove at Moscow	DDN Commercial Services	$1,700.00	$450.00
The Grove at San Angelo	DDN Commercial Services	$1,700.00	$450.00
The Grove at San Marcos	DDN Commercial Services	$1,700.00	$450.00

SCHEDULE IV
Project Requirements
(A) The following information must be provided to Lender for each Project prior to the initial Construction Loan advance for such Project:
•     Lump sum construction contract, the content of which must be satisfactory in Lender’s sole determination.
•     Agreement and certificate from Project architect or engineer granting Lender the right to use the Plans and Specifications following default.
•     Agreement from Project general contractor that general contractor will perform under construction contract following default.
•     Project Budget and a detailed trade breakdown of Project construction costs (G702/703).
•     Establish a primary loan disbursement account with Lender.
•     The site plan, engineer’s blueprints, and subsoil geo-technical report relating to the Project.
•     Executed copies of all agreements affecting or relating to the use, operation, development or construction of the Project, including without limitation, the construction contract, the engineer’s contract, the Major Subcontractor’s contract, indicating an acceptable maximum fixed price, and the architect’s contract must be submitted to Lender for approval. Borrower’s interest in each such contract shall be assigned to Lender, with such assignment consented and agreed to by the architect, the engineer, the general contractor, and each Major Subcontractor. No changes in the construction contract or major subcontracts which are greater than $150,000.00 will be made without the prior written consent of Lender.
•     Evidence acceptable to Lender of compliance with all zoning, environmental and other laws, ordinances and regulations affecting the Property and the construction and operation of the Project.
•     Evidence acceptable to Lender that adequate utility services are available at the Property, including water, sewer, electric and gas.
•     Copies of applicable approvals and permits of governmental agencies, requested by Lender for the construction of the Project, including without limitation the grading permit.
•     Appraisal to be ordered and approved by Lender. In no event shall the total outstanding amount of the Construction Loan exceed the lesser of (i) seventy percent (70%) of the as-stabilized aggregate appraised value of the Projects or (ii) eighty percent (80%) of all the development costs as shown on the then current Construction Budgets for all the Projects, in the aggregate.
•     Project overview and internal market study detailing the school, the site, comparables, market rents and capture rate analysis to be reviewed and approved by Lender.
•     Environmental site assessment, to be obtained by Borrower, subject to approval of Lender’s environmental consultant and satisfactory review of the report by Lender’s environmental staff. As necessitated by the Property condition and recommended actions by either the environmental consultant or Lender’s environmental staff, Borrower will be required to complete additional environmental due diligence and/or remediation as required by Lender.
•     Income and Expense Pro Forma Analysis with proposed Project rental rates prepared by Borrower, which includes the Projected Debt Service Coverage (“PDSC”) ratio for the initial year and second academic year of operations, to be reviewed and approved by Lender. The PDSC ratio for the second academic year of operations must be not less than 1.20:1.00 using pro forma rentals acceptable to Lender. PDSC is defined to mean the Projected Net Operating Income, divided by Debt Service. “Projected Net Operating Income” is defined as 12 months of pro forma operating revenue based on pro forma rental rates, less pro forma operating expenses as approved by Lender to include an allowance for a management fee of 3% of gross income and reserves of $100 per bed annually. “Debt Service” will be based on an assumed 25-year amortization and an assumed interest rate equal to the greater of (i) 7% per annum, or (ii) the 10-year US Treasury yield, plus 200 basis points and the 10-year swap spread.
• Rental rates will include a minimum monthly rent per bed to be approved by Lender.
• Confirmation by Lender of Borrower’s investment of the Equity Requirement.
(B) Borrower must provide the following to Lender within 60 days of the Project’s initial Construction Loan advance:
• A full set of building Plans and Specifications. Lender will provide the Project information to Lender’s Inspector to perform a Plan & Cost Review. This report must be obtained, reviewed and accepted by Lender prior to funding for any vertical improvements.
• .Copies of applicable building permits.
(C) Borrower must provide the following to Lender within 12 months of the Project’s initial Construction Loan advance:
• Confirmation that construction is substantially complete, as evidenced by a certificate of occupancy for all buildings.

SCHEDULE V
Notice Addresses
Borrower:
2100 Rexford Road
Suite 414
Charlotte, NC 28211
Attn.: F. Brian Schneiderman
Telephone No: 704-496-2500
Telecopier No. 704-496-2598 or 2599
With a copy to:
Bradley Arant Rose & White LLP
One Federal Place
1819 5th Avenue North
Birmingham, Alabama 35203
Attn.: Dawn H. Sharff
Telecopier No. 205-488-6200
Telephone No. 205-521-8200
And a copy to:
Harrison Street Real Estate Capital, LLC
71 South Wacken Drive
Suite 3571
Chicago. IL 60606
Attn: Stephen M. Gordon
Phone: 312-376-0119
Fax: 312-920-1855
And a copy to:
DLA Piper US LLP
203 N. Lasalle #1900
Chicago, IL 60601
Attn: Michael Gershowitz
Phone: 312-368-7283
Fax: 312-630-6306
Lender:
Wachovia Bank, National Association
401 S. Tryon Street, 2nd Floor
Mail Code NC1193
Charlotte, NC 28288-1193
Attention: Real Estate Financial Services
Telecopier No. 704-374-4775
Telephone No. 704-383-0292

EXHIBIT A
DEFINITIONS
“ABR Rate” means the Prime Rate of Wachovia Bank, National Association, as that rate may change from time to time. For purposes of this Agreement and the other Loan Documents the “Prime Rate” means that rate announced by Wachovia Bank from time to time as its prime rate and is one of several interest rate bases used by Wachovia Bank. Wachovia Bank lends at rates both above and below its Prime Rate, and Borrower (and all parties to this Agreement) acknowledge that Wachovia Bank’s Prime Rate is not represented or Intended to be the lowest or most favorable rate of interest offered by Wachovia Bank.
“Affiliate” means, with respect to a specified Person, another Person who directly, or indirectly through one or more Intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Excluded Taxes” means, with respect to Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net Income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located.
“Force Majeure” means “any act of God”, war or terrorism, fire, other catastrophe, electrical or computer or telecommunications failure, any event beyond the control of the Borrower, or fraud committed by any third party.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).
“Indemnified Taxes ” means Taxes other than Excluded Taxes.
“Issuing Lender” means, with respect to a Letter of Credit, Wachovia Bank, National Association.
“L/C Facility” means the facility from Bank to Borrower of up to $2,932,000.00 to be used by Borrower for the issuance of Letters of Credit relating to any of the Projects.
“Loan Documents,” as used in this Agreement, is defined in the Note.
“Note” means the Promissory Note executed of even date herewith, by Borrower, in favor of Lender, and in the stated principal amount of $47,068,000.00.

“Loan Party” shall mean Borrower or any of the Guarantors. “Loan Parties” shall mean Borrower and all of the Guarantors of the Construction Loan, collectively.
“Obligations”, as used herein, means all obligations as defined in the Note and all obligations under the L/C Facility.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Security Instrument” means any Mortgage, Deed of Trust or Deed to Secure Debt (fee or leasehold) encumbering any part of the Property and securing all or any portion of the Construction Loan.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
Terms Generally
     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will’ shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.